As filed with the Securities and Exchange Commission on March 26, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TOWERSTREAM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	4899	20-8259086
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

55 Hammarlund Way

Middletown, Rhode Island 02842

(401) 848-5848

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey M. Thompson

Chief Executive Officer

55 Hammarlund Way

Middletown, Rhode Island 02842

(401) 848-5848

(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Harvey J. Kesner, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32 nd Floor

New York, New York 10006

(212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

☐ Large accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)
☒ Accelerated filer	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	433,673	$2.30	$997,448	$137

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, based on the average of the high and low prices reported on The NASDAQ Capital Market on March 19, 2013.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 26, 2013

PROSPECTUS

TOWERSTREAM CORPORATION

433,673 Shares of Common Stock

This prospectus relates to the disposition from time to time of up to 433,673 shares of our common stock held by the selling stockholders named in this prospectus.   We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares of common stock in the section entitled “Plan of Distribution” on page 26. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the shares, or interests therein. We will bear all costs, expenses and fees in connection with the registration of the shares. We will not be paying any underwriting discounts or commissions in this offering.

Our common stock is traded on The NASDAQ Capital Market under the symbol “TWER.” On March 19, 2013, the last reported sale price of our common stock was $2.42 per share.

An investment in our common stock involves a high degree of risk.  See “Risk Factors” on page 7 of this prospectus for more information on these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2013.

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OUR BUSINESS

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

Towerstream Corporation (“Towerstream”, “we”, “us”, “our” or the “Company”) provides fixed wireless broadband services (“Fixed Wireless Services”) to commercial customers and delivers access over a wireless network transmitting over both regulated and unregulated radio spectrum. Our service supports bandwidth on demand, wireless redundancy, virtual private networks (“VPNs”), disaster recovery, bundled data and video services. We provide broadband services to approximately 3,600 business customers in New York City, Boston, Chicago, Los Angeles, San Francisco, Seattle, Miami, Dallas-Fort Worth, Philadelphia, Nashville, Las Vegas-Reno and Providence-Newport. In February 2013, we acquired Delos Internet which expands our service coverage into Houston, Texas.

Our principal executive offices are located at 55 Hammarlund Way, Middletown, Rhode Island, 02842.  Our telephone number is (401) 848-5848. The Company’s website address is http://www.towerstream.com. . Information on or accessible through our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

Shared Wireless Infrastructure

Since 2010, we have been exploring opportunities to leverage our fixed wireless network in major urban markets to provide other wireless technology solutions and services.  Over the past few years, a significant increase in mobile data generated by smartphones, tablets, and other devices has placed tremendous demand on the networks of the carriers.  This has caused the carriers to explore a wide range of solutions including (i) acquiring additional spectrum, (ii) employing Wi-Fi to offload data traffic, and (iii) utilizing small cell technologies to increase capacity in dense urban areas.  During this period, we have incurred various costs related to identifying possible new solutions and services.  These costs included (a) rent payments under lease agreements which provide the right to install wireless technology equipment on street level rooftops, (b) construction of a carrier-class network to offload data traffic, and (c) installation of relay Points of Presence (“PoPs”) to connect our offload network to our fixed wireless network.  We entered into the lease agreements and commenced these capital projects for the purpose of securing capacity that we believe we needed to maintain our competitive advantage in the wireless industry. In recent months, the Company has concluded that the wireless communications industry is experiencing a fundamental shift from its current, macro-cellular architecture to hyper-densified Small Cell architecture where existing cell sites will be supplemented by many smaller base stations operating near street level.  The Company also believes that Wi-Fi will be an integral component of Small Cell architecture.

In January 2013, we incorporated a wholly-owned subsidiary, Hetnets Tower Corporation (“Hetnets”).   We plan to transfer certain assets to Hetnets to support the operation of a shared wireless infrastructure business.  Hetnets plans to generate rental income from four separate sources including (i) rental of space on street level rooftops for the installation of customer owned Small Cells which includes Wi-Fi antennae, DAS, and Metro and Pico cells, (ii) rental of a channel on Hetnets’ Wi-Fi network for the offloading of mobile data, (iii) rental of cabinets, switch ports, interconnection services, including backhaul or transport, and (iv) rental of power and power backup.

We have determined that Hetnets represents a new business segment.  Beginning in 2013, the Company will provide segment financial reporting for two business segments which will be referred to as (i) Fixed Wireless Services, and (ii) Shared Wireless Infrastructure.

Our Networks

In each of our geographic markets, we enter into lease agreements with building owners which constitute our “Company Locations.” At these locations, we invest in a significant amount of equipment in order to connect numerous customers to the Internet or to pass Small Cell signals to carriers and other service providers. We also connect to the Internet via IP transit agreements or peering arrangements with a national service provider. These connection points are referred to as PoPs. Each PoP is “linked” to one or more other PoPs to enhance redundancy that provide for no single point of failure in the network. We refer to the core connectivity of all of our PoPs as a “Wireless Ring in the Sky.” Each PoP has a coverage area averaging approximately six miles although the distance can be affected by numerous factors, most significantly, how clear the line of sight is between the PoP and a customer location. Our network is utilized both for our Fixed Wireless Services (our legacy business) and will be made available under a services agreement to Hetnets as we develop and offer shared wireless infrastructure services.

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Since our broadband network does not depend on traditional copper wire or fiber connections which are the backbone of many of our competitor’s legacy networks, we believe we have a competitive advantage because we may not be significantly affected by events such as natural disasters and power outages, which affect installed legacy infrastructure which is often at or below ground level.

We also install equipment at each customer location which constitutes our “Customer Locations.” Equipment installed at both Company and Customer Locations includes receivers and antennas. A wireless connection is established between each Customer Location to one or more PoPs through which our network is accessed on a largely wireless basis. Our new Hetnets installations include multiple receivers and antennas installed at or near street level to provide bandwidth for Small Cell and Wi-Fi systems through which our network is accessed.

Markets

We intend to grow our business by deploying our service more broadly and seeking to rapidly increase our customer base. We intend to deploy our wireless broadband network broadly both in terms of geography and categories of commercial and business customers. We intend to increase the number of geographic markets we serve by expanding into new markets and through strategic acquisitions.

We determine which geographic markets to enter by assessing a number of criteria in four broad categories. First, we evaluate our ability to deploy our service in a given market, taking into consideration our spectrum position, the availability of towers and zoning constraints. Second, we assess the market by evaluating the number of competitors, existing price points, demographic characteristics and distribution channels. Third, we evaluate the economic potential of the market, focusing on our forecasts of revenue growth opportunities and capital requirements. Finally, we look at market clustering opportunities and other cost efficiencies that might be realized. Based on this approach, as of December 31, 2012, we offered wireless broadband connectivity in 12 markets, of which 9 are in the top 20 metropolitan areas in the United States based on the number of small to medium businesses in each market. These 9 markets cover 62% of small and medium businesses (5 to 249 employees) in the United States.

We believe there are significant market opportunities beyond the 13 markets in which we are currently offering our services. Our long-term plan is to expand nationally into other top metropolitan markets in the United States. We believe that acquisitions presently represent a more cost effective manner to expand into new markets rather than to build our own infrastructure. Since 2010, we have completed five acquisitions, of which two were in new markets and three expanded our presence in existing markets. We have paid for these acquisitions through a combination of cash and equity, and believe that future acquisitions will be paid in a similar manner. Our decision to expand into new markets will depend upon many factors including the timing and frequency of acquisitions, national and local economic conditions, and the opportunity to leverage existing customer relationships in new markets.

Our acquisitions included Sparkplug Chicago, Inc., operating in Chicago, Illinois and Nashville, Tennessee, Pipeline Wireless, LLC, operating in Boston, Massachusetts, One Velocity, Inc., operating in Las Vegas and Reno, Nevada, and Color Broadband Communications, Inc., operating in Los Angeles, California. In February 2013, we completed our acquisition with Delos Internet, operating in Houston, Texas.

Sales and Marketing

We employ an inside direct sales force model to sell our services to business customers. As of December 31, 2012, we employed 42 direct sales people. We generally compensate these employees on a salary plus commission basis. Approximately 67% of our sales personnel had been with the Company for more than two years as of December 31, 2012, as compared to 73% and 68% as of December 31, 2011 and 2010, respectively. This tenure metric can fluctuate from period to period, especially because the size of the direct sales force is relatively small. The Company believes that a tenure metric between 60% to 75% constitutes an experienced sales force.

Our sales force staffing levels peaked in July 2008 when we employed 128 direct sales personnel. In June 2009, we reduced our direct sales force by 34% in response to a growing emphasis on Internet based marketing initiatives. This change reflected an increasing awareness of the need to capture customer demand rather than trying to create customer demand. Most companies secure their bandwidth service under contracts ranging in length from one to three years. As a result, customer buying decisions generally occur when their existing contracts are close to expiring. We believe that many buyers of information technology services search the Internet to learn about industry trends and developments, as well as competitive service offerings. Our reduction in staffing levels has enabled us to cost effectively increase spending on Internet based marketing initiatives, increase sales productivity, and reduce total sales and marketing expenses.

Sales through indirect channels comprised 13% of our total revenues for the year ended December 31, 2012 compared with less than 5% for the year ended December 31, 2011. Color Broadband, which we acquired in December 2011, had an active channel program and we hired one of their former employees to be our Channel Manager. During 2012, we changed our channel program to provide for recurring monthly residual payments, ranging from 8% to 20%. Previously, we had generally paid one time commissions on channel sales.

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Competition

The market for broadband services is highly competitive, and includes companies that offer a variety of services using a number of different technology platforms including cable networks, digital subscriber lines (“DSL”), third-generation cellular, satellite, wireless Internet service and other emerging technologies. We compete with these companies on the basis of the portability, ease of use, speed of installation and price. Competitors to our wireless broadband services include:

Incumbent Local Exchange Carriers and Common Local Exchange Carriers

We face competition from traditional wireline operators in terms of price, performance, discounted rates for bundles of services, breadth of service, reliability, network security, and ease of access and use. In particular, we face competition from Verizon Communications Inc. and AT&T Inc. which are referred to as ‘‘incumbent local exchange carriers,’’ or (“ILECS”), as well as ‘‘common local exchange carriers,’’ or (“CLECS”), such as TelePacific Communications, MegaPath Networks, and EarthLink, Inc.

Cable Modem and DSL Services

We compete with companies that provide Internet connectivity through cable modems or DSL. Principal competitors include cable companies, such as Comcast Corporation, and incumbent telephone companies, such as AT&T Inc. or Verizon Communications Inc. Both the cable and telephone companies deploy their services over wired networks initially designed for voice and one-way data transmission that have subsequently been upgraded to provide for additional services.

Cellular and PCS Services

Cellular and personal communications service (“PCS”) carriers are seeking to expand their capacity to provide data and voice services that are superior to ours. These providers have substantially broader geographic coverage than we have and, for the foreseeable future, than we expect to have. If one or more of these providers can deploy technologies that compete effectively with our services, the mobility and coverage offered by these carriers will provide even greater competition than we currently face. Moreover, more advanced cellular and PCS technologies, such as third generation mobile technologies, currently offer broadband service with packet data transfer speeds of up to 2,000,000 bits per second for fixed applications, and slower speeds for mobile applications. We expect that third generation technology will be improved to increase connectivity speeds to make it more suitable for a range of advanced applications.

Wireless Broadband Service Providers

We also face competition from other wireless broadband service providers that use licensed and unlicensed spectrum. In connection with our merger and acquisition activities, we have determined that most of our current and planned markets already have one or more locally based companies providing wireless broadband Internet services. In addition, many local governments, universities and other related entities are providing or subsidizing Wi-Fi networks over unlicensed spectrum, in some cases at no cost to the user. There exist numerous small local urban and rural wireless operations offering local services that could compete with us in our present or planned geographic markets.

Satellite

Satellite providers, such as WildBlue Communications, Inc. and Hughes Network Systems, LLC, offer broadband data services that address a niche market, mainly less densely populated areas that are unserved or underserved by competing service providers. Although satellite offers service to a large geographic area, latency caused by the time it takes for the signal to travel to and from the satellite may challenge a satellite provider’s ability to provide some services, such as Voice over Internet Protocol (“VoIP”), which reduces the size of the addressable market.

Other

We believe other emerging technologies may also seek to enter the broadband services market. For example, we are aware that several power generation and distribution companies are seeking to develop or have already offered commercial broadband Internet services over existing electric power lines.

Competitive Strengths

Even though we face substantial existing and prospective competition, we believe that we have a number of competitive advantages that will allow us to retain existing customers and attract new customers over time.

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Reliability

Our network was designed specifically to support wireless broadband services. The networks of cellular, cable and DSL companies rely on infrastructure that was originally designed for non-broadband purposes. We also connect the customer to our Wireless Ring in the Sky which has no single point of failure. This ring is fed by multiple lead Internet providers located at opposite ends of our service cities and connected to our national ring which is fed by multiple leading carriers. We believe that we are the only wireless broadband provider that offers true separate egress for true redundancy. With DSL and cable offerings, the wireline connection can be terminated by one backhoe swipe or switch failure. Our Wireless Ring in the Sky is not likely to be affected by backhoe or other below-ground accidents or severe weather. As a result, our network has historically experienced reliability rates of approximately 99%.

Flexibility

Our wireless infrastructure and service delivery enables us to respond quickly to changes in a customer’s broadband requirements. We offer bandwidth options ranging from 0.5 megabits per second up to 1.5 gigabit per second. We can usually adjust a customer’s bandwidth remotely and without having to visit the customer location to modify or install new equipment. Changes can often be made on a same day basis.

Timeliness

In many cases, we can install a new customer and begin delivering Internet connectivity within 3 to 5 business days after receiving a customer’s order. Many of the larger telecommunications companies can take 30 to 60 days to complete an installation. The timeliness of service delivery has become more important as businesses conduct more of their business operations through the Internet.

Value

We own our entire network which enables us to price our services lower than most of our competitors. Specifically, we are able to offer competitive prices because we do not have to buy a local loop charge from the telephone company.

Efficient Economic Model

Our economic model is characterized by low fixed capital and operating expenditures relative to other wireless and wireline broadband service providers. We own our entire network, which eliminates costs involved with using leased lines owned by telephone or cable companies. Our network is modular. Coverage is directly related to various factors, including the height of the facility we are on and the frequencies we utilize. The average area covered by a PoP is a six mile radius.

Experienced Management Team

We have an experienced executive management team with more than 35 years of combined experience as company leaders. Our President and Chief Executive Officer, Jeffrey M. Thompson, is a founder of the Company and has more than 20 years of experience in the data communications industry. Our Chief Financial Officer, Joseph P. Hernon, has been the chief financial officer for three publicly traded companies over the past 15 years.

Corporate History

We were organized in the State of Nevada in June 2005. In January 2007, we merged with and into a wholly-owned Delaware subsidiary, for the sole purpose of changing our state of incorporation to Delaware. In January 2007, a wholly-owned subsidiary of ours merged with and into a private company, Towerstream Corporation, with Towerstream Corporation being the surviving company. Upon closing of the merger, we discontinued our former business and succeeded to the business of Towerstream Corporation as our sole line of business. At the same time, we also changed our name to Towerstream Corporation and, our subsidiary, Towerstream Corporation, changed its name to Towerstream I, Inc.

Regulatory Matters

Wireless broadband services are subject to regulation by the Federal Communications Commission (“FCC”). At the federal level, the FCC has jurisdiction over wireless transmissions over the electromagnetic spectrum and all interstate telecommunications services. State regulatory commissions have jurisdiction over intrastate communications. Municipalities may regulate limited aspects of our business by, for example, imposing zoning requirements and requiring installation permits.

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Telecommunications Regulation

Our wireless broadband systems can be used to provide Internet access service and VPNs. In a March 2007 decision, the FCC classified wireless broadband Internet access service as an interstate information service that is regulated under Title I of the Communications Act of 1934, as amended. Accordingly, most regulations that apply to telephone companies and other common carriers do not apply to our wireless broadband Internet access service. For example, we are not currently required to contribute a percentage of gross revenues from our Internet access services to universal service funds used to support local telephone service and advanced telecommunications services for schools, libraries and rural health care facilities (‘‘USF Fees’’).

We are not required to file tariffs with the FCC, setting forth the rates, terms, and conditions of our Internet access service. The FCC, however, is currently considering whether to impose various consumer protection obligations, similar to Title II obligations, on wireless broadband Internet access providers. These requirements may include obligations related to truth-in-billing, slamming, discontinuing service, customer proprietary network information and federal universal service funds mechanisms. Internet access providers are currently subject to applicable state consumer protection laws enforced by each state’s Attorney General and general Federal Trade Commission consumer protection rules.

 On August 5, 2005, the FCC adopted an Order finding that facilities-based broadband Internet access providers are subject to the Communications Assistance for Law Enforcement Act (“CALEA”), which requires service providers covered by that statute to build certain law enforcement surveillance assistance capabilities into their communications networks. The FCC required facilities-based broadband Internet access providers to comply with CALEA requirements by May 14, 2007. We have complied with such CALEA requirements.

On May 3, 2006, the FCC adopted an additional Order addressing CALEA compliance obligations of these providers. In that order, the FCC: (i) affirmed the May 14, 2007 compliance deadline; (ii) indicated compliance standards are to be developed by the industry within the telecommunications standards-setting bodies working together with law enforcement; (iii) permitted the use of certain third parties to satisfy CALEA compliance obligations; (iv) restricted the availability of compliance extensions; (v) concluded that facilities-based broadband Internet access providers are responsible for any CALEA development and implementation costs; (vi) declared that the FCC may pursue enforcement action, in addition to remedies available through the courts, against any non-compliant provider; and (vii) adopted interim progress report filing requirements.

On May 12, 2011, the FCC issued a Notice of Proposed Rulemaking that proposed rules requiring broadband and interconnected VoIP service providers to report outages. The industry opposed certain aspects of the proposed rules including burdensome reporting requirements. In an Order released by the FCC on February 21, 2012, the FCC announced it would defer the question of outage reporting requirements for broadband Internet service providers on the grounds that this issue deserves further study.

Broadband Internet-related and Internet protocol-services regulatory policies are continuing to develop, and it is possible that our broadband Internet access could be subject to additional regulations in the future. The extent of the regulations that will ultimately be applicable to these services and the impact of such regulations on the ability of providers to compete are currently unknown.

Spectrum Regulation

The FCC routinely reviews its spectrum policies and may change its position on spectrum allocations from time to time. We believe that the FCC is committed to allocating spectrum to support wireless broadband deployment throughout the United States and will continue to modify its regulations to foster such deployment, which will help us implement our existing and future business plans.

Internet Taxation

The Internet Tax Freedom Act, which was signed into law in October 2007, extended a moratorium on taxes on Internet access and multiple, discriminatory taxes on electronic commerce. This moratorium had previously expired in November 2007, and as with the preceding Internet Tax Freedom Act, ‘‘grandfathered’’ states that taxed Internet access prior to October 1998 to allow them to continue to do so. Certain states have enacted various taxes on Internet access or electronic commerce, and selected states’ taxes are being contested on a variety of bases. However, state tax laws may not be successfully contested, and future state and federal laws imposing taxes or other regulations on Internet access and electronic commerce may arise, any of which could increase the cost of providing Internet services, which could, in turn, materially adversely affect our business.

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Other

During August 2012, the Company received a letter of inquiry (the “Letter”) from the FCC in which the Company was informed that the Enforcement Bureau was investigating potential violations by the Company of certain provisions of the Communications Act of 1934, as amended, and FCC Rules. The Letter principally related to the Company’s acquisitions and related transactions in 2011 and 2012. The Letter also sought information on negotiations with licensees seeking to operate within 150 km of certain primary satellite earth stations located in DeSoto, TX, Medley, FL and Miami, FL. The Letter directed the Company to produce certain documents and information. The Company provided the requested documents and information to the FCC. The Company and the FCC have been in discussions concerning a consent decree which would include the Company’s adoption of a comprehensive compliance plan satisfactory to the FCC. The Company may agree to the payment of a sum which the Company does not expect to be material. However, the investigation is continuing, negotiations are not yet complete and the ultimate outcome of the investigation is presently unknown.

We are subject to extensive regulation that could limit or restrict our activities. If we fail to comply with these regulations, we may be subject to penalties, both monetary and non-monetary, which may adversely affect our financial condition and results of operations, including regulation by the FCC, which risks are more fully described under the heading “Risk Factors.”

Rights Plan

In November 2010, we adopted a rights plan (the “Rights Plan”) and declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock as of the record date on November 14, 2010. Each right, when exercisable, entitles the registered holder to purchase one-hundredth (1/100th) of a share of Series A Preferred Stock, par value $0.001 per shares of the Company at a purchase price of $18.00 per one-hundredth (1/100th) of a share of the Series A Preferred Stock, subject to certain adjustments. The rights will generally separate from the common stock and become exercisable if any person or group acquires or announces a tender offer to acquire 15% or more of our outstanding common stock without the consent of our Board of Directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our Board of Directors, our Rights Plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our Board of Directors. In addition, we are governed by provisions of Delaware law that may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us.

The provisions in our charter, bylaws, Rights Plan and under Delaware law related to the foregoing could discourage takeover attempts that our stockholders would otherwise favor, or otherwise reduce the price that investors might be willing to pay for our common stock in the future.

Employees

As of December 31, 2012, we had 175 employees, of whom 173 were full-time employees and 2 were part-time employee. As of February 28, 2013, we had 166 employees, of whom 164 are full-time employees and 2 are part-time employees. We believe our employee relations are good. Two employees are considered members of executive management.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below and other information contained in this prospectus, including our financial statements and related notes before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In that case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Relating to Fixed Wireless Services

We may be unable to successfully execute any of our identified business opportunities or other business opportunities that we determine to pursue.

 In order to pursue business opportunities, we will need to continue to build our infrastructure and strengthen our operational capabilities. Our ability to do any of these successfully could be affected by any one or more of the following factors:

•	the ability of our equipment, our equipment suppliers or our service providers to perform as we expect;

•	the ability of our services to achieve market acceptance;

•	our ability to manage third party relationships effectively;

•	our ability to identify suitable locations and then negotiate acceptable agreements with building owners so that we can establish POPs on their rooftop;

•	our ability to work effectively with new customers to secure approval from their landlord to install our equipment;

•	our ability to effectively manage the growth and expansion of our business operations without incurring excessive costs, high employee turnover or damage to customer relationships;

•	our ability to attract and retain qualified personnel which may be affected by the significant competition in our industry for individuals experienced in network operations and engineering;

•	equipment failure or interruption of service which could adversely affect our reputation and our relations with our customers;

•	our ability to accurately predict and respond to the rapid technological changes in our industry and the evolving demands of the markets we serve; and

•	our ability to raise additional capital to fund our growth and to support our operations until we reach profitability.

Our failure to adequately address any one or more of the above factors could have a significant adverse impact on our ability to execute our business plan and the long term viability of our business.

 We depend on the continued availability of leases and licenses for our communications equipment.

 We have constructed proprietary networks in each of the markets we serve by installing antennae on rooftops, cellular towers and other structures pursuant to lease or license agreements to send and receive wireless signals necessary for the operation of our network. We typically seek five year initial terms for our leases with three to five year renewal options. Such renewal options are generally exercisable at our discretion before the expiration of the current term. If these leases are terminated or if the owners of these structures are unwilling to continue to enter into leases or licenses with us in the future, we would be forced to seek alternative arrangements with other providers. If we are unable to continue to obtain or renew such leases on satisfactory terms, our business would be harmed.

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Our business depends on a strong brand, and if we do not maintain and enhance our brand, our ability to attract and retain customers may be impaired and our business and operating results may be harmed.

We believe that our brand is a critical part of our business. Maintaining and enhancing our brand may require us to make substantial investments with no assurance that these investments will be successful. If we fail to promote and maintain the “Towerstream” brand, or if we incur significant expenses in this effort, our business, prospects, operating results and financial condition may be harmed. We anticipate that maintaining and enhancing our brand will become increasingly important, difficult and expensive.

We are pursuing acquisitions that we believe complement our existing operations but which involve risks that could adversely affect our business.

 Acquisitions involve risks that could adversely affect our business including the diversion of management time from operations and difficulties integrating the operations and personnel of acquired companies. In addition, any future acquisition could result in significant costs, the incurrence of additional debt or the issuance of equity securities to fund the acquisition, and the assumption of contingent or undisclosed liabilities, all of which could materially adversely affect our business, financial condition and results of operations.

In connection with any future acquisition, we generally will seek to minimize the impact of contingent and undisclosed liabilities by obtaining indemnities and warranties from the seller. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, their amount or duration, the financial limitations of the indemnitor or warrantor, or for other reasons.

We continue to consider strategic acquisitions, some of which may be larger than those previously completed and which could be material acquisitions. Integrating acquisitions is often costly and may require significant attention from management. Delays or other operational or financial problems that interfere with our operations may result. If we fail to implement proper overall business controls for companies or assets we acquire or fail to successfully integrate these acquired companies or assets in our processes, our financial condition and results of operations could be adversely affected. In addition, it is possible that we may incur significant expenses in the evaluation and pursuit of potential acquisitions that may not be successfully completed.

We have a history of operating losses and expect to continue incurring losses for the foreseeable future.

 Our current business was launched in 1999 and has incurred losses in each year of operation. We recorded a net loss of, $5,603,007 in 2010, $7,025,107 in 2011 and $20,989,575 in 2012. We cannot anticipate when, if ever, our operations will become profitable. We expect to incur significant net losses as we develop our network, expand our markets, undertake acquisitions, acquire spectrum and pursue our business strategy. We intend to invest significantly in our business before we expect cash flow from operations to be adequate to cover our operating expenses. If we are unable to execute our business strategy and grow our business, either as a result of the risks identified in this section or for any other reason, our business, prospects, financial condition and results of operations will be adversely affected.

Cash and cash equivalents represent one of our largest assets and in light of the recent market turmoil among financial institutions and related liquidity issues, we may be at risk of being uninsured for a large portion of such assets or having timing problems accessing such assets.

 The market turmoil experienced over the past few years, including the failure or insolvency of several large financial institutions and the credit crunch affecting the short term debt markets, has caused liquidity problems for companies and institutions across the country.  As of December 31, 2012, we had approximately $15,000,000 in cash and cash equivalents with one large financial banking institution. Although the present regulatory response in the United States for when a large institution becomes insolvent generally has been to have the failing institution merge or transfer assets to more solvent entities, thereby avoiding failures, it is possible that any financial institution could become insolvent or fail.  At times, our cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. If the institution at which we have placed our funds were to become insolvent or fail, we could be at risk for losing a substantial portion of our cash deposits, or incur significant time delays in obtaining access to such funds. In light of the limited amount of federal insurance for deposits, even if we were to spread our cash assets among several institutions, we would remain at risk for the amount not covered by insurance.

The global economic crisis could have a material adverse effect on our liquidity and capital resources.

The recent distress in the financial markets has resulted in extreme volatility in security prices and diminished liquidity and credit availability, and there can be no assurance that our liquidity will not be affected by changes in the financial markets and the global economy or that our capital resources will at all times be sufficient to satisfy our liquidity needs. Although we believe that cash provided by operations and our cash and cash equivalents currently on hand will provide us with sufficient liquidity through the current credit crisis, tightening of the credit markets could make it more difficult for us to access funds, enter into agreements for new debt or obtain funding through the issuance of our securities.

In addition, the current credit crisis is having a significant negative impact on businesses around the world, and the impact of this crisis on our major suppliers cannot be predicted. The inability of key suppliers to access liquidity, or the insolvency of key suppliers, could lead to delivery delays or failures.

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Our business may require additional capital for continued growth, and our growth may be slowed if we do not have sufficient capital.

 The continued growth and operation of our business may require additional funding for working capital, debt service, the enhancement and upgrade of our network, the build-out of infrastructure to expand our coverage, possible acquisitions and possible bids to acquire spectrum licenses. We may be unable to secure such funding when needed in adequate amounts or on acceptable terms, if at all. To execute our business strategy, we may issue additional equity securities in public or private offerings, potentially at a price lower than the market price at the time of such issuance. Similarly, we may seek debt financing and may be forced to incur significant interest expense. If we cannot secure sufficient funding, we may be forced to forego strategic opportunities or delay, scale back or eliminate network deployments, operations, acquisitions, spectrum bids and other investments.

 Many of our competitors are better established and have significantly greater resources which may make it difficult for us to attract and retain customers.

 The market for broadband and related services is highly competitive, and we compete with several other companies within each of our markets. Many of our competitors are well established with larger and better developed networks and support systems, longer relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than we have. Our competitors may subsidize competing services with revenue from other sources and, thus, may offer their products and services at prices lower than ours. Our competitors may also reduce the prices of their services significantly or may offer broadband connectivity packaged with other products or services. We may not be able to reduce our prices or otherwise combine our services with other products or services, which may make it more difficult to attract and retain customers. In addition, businesses which are presently focused on providing services to residential customers may expand their target base and begin offering service to business customers.

We expect existing and prospective competitors to adopt technologies or business plans similar to ours, or seek other means to develop competitive services, particularly if our services prove to be attractive in our target markets. This competition may make it difficult to attract new customers and retain existing customers.

We may experience difficulties in constructing, upgrading and maintaining our network, which could increase customer turnover and reduce our revenues.

Our success depends on developing and providing products and services that give customers high quality Internet connectivity. If the number of customers using our network increases, we will require more infrastructure and network resources to maintain the quality of our services. Consequently, we may be required to make substantial investments to improve our facilities and equipment, and to upgrade our technology and network infrastructure. If we do not implement these developments successfully, or if we experience inefficiencies, operational failures or unforeseen costs during implementation, the quality of our products and services could decline.

We may experience quality deficiencies, cost overruns and delays in implementing our network improvements and expansion and in maintenance and upgrade projects, including the portions of those projects not within our control or the control of our contractors. Our network requires the receipt of permits and approvals from numerous governmental bodies including municipalities and zoning boards. Such bodies often limit the expansion of transmission towers and other construction necessary for our business. Failure to receive approvals in a timely fashion can delay system rollouts and raise the cost of completing projects. In addition, we are typically required to obtain rights from land, building or tower owners to install our antennae and other equipment to provide service to our customers. We may not be able to obtain, on terms acceptable to us, or at all, the rights necessary to construct our network and expand our services.

 We also face challenges in managing and operating our network. These challenges include operating, maintaining and upgrading network and customer premise equipment to accommodate increased traffic or technological advances, and managing the sales, advertising, customer support, billing and collection functions of our business while providing reliable network service at expected speeds and quality. Our failure in any of these areas could adversely affect customer satisfaction, increase customer turnover or churn, increase our costs and decrease our revenues.

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 If we do not obtain and maintain rights to use licensed spectrum in one or more markets, we may be unable to operate in these markets which could negatively impact our ability to execute our business strategy. To the extent we secure licensed spectrum, we face increased operational costs, greater regulatory scrutiny and may become subject to arbitrary government decision making.

 We provide our services in some markets by using spectrum obtained through licenses or long-term leases in those markets. Obtaining licensed spectrum can be a long and difficult process that can be costly and require a disproportionate amount of our management resources.

Licensed spectrum, whether owned or leased, poses additional risks, including:

•	inability to satisfy build-out or service deployment requirements upon which spectrum licenses or leases are, or may be, conditioned;

•	increases in spectrum acquisition costs or complexity;

•	competitive bids, pre-bid qualifications and post-bid requirements for spectrum acquisitions, in which we may not be successful leading to, among other things, increased competition;

•	adverse changes to regulations governing spectrum rights;

•	the risk that acquired or leased spectrum will not be commercially usable or free of damaging interference from licensed or unlicensed operators in our or adjacent bands;

•	contractual disputes with, or the bankruptcy or other reorganization of, the license holders, which could adversely affect control over the spectrum subject to such licenses;

•	failure of the FCC or other regulators to renew spectrum licenses as they expire; and

•	invalidation of authorization to use all or a significant portion of our spectrum.

We utilize unlicensed spectrum in all of our markets which is subject to intense competition, low barriers of entry and slowdowns due to multiple users.

 We presently utilize unlicensed spectrum in all of our markets to provide our service offerings. Unlicensed or “free” spectrum is available to multiple users and may suffer bandwidth limitations, interference and slowdowns if the number of users exceeds traffic capacity. The availability of unlicensed spectrum is not unlimited and others do not need to obtain permits or licenses to utilize the same unlicensed spectrum that we currently or may utilize in the future. The inherent limitations of unlicensed spectrum could potentially threaten our ability to reliably deliver our services. Moreover, the prevalence of unlicensed spectrum creates low barriers of entry in our industry which naturally creates the potential for increased competition.

Interruption or failure of our information technology and communications systems could impair our ability to provide services which could damage our reputation and adversely affect our operating results.

 Our services depend on the continuing operation of our information technology and communications systems. We have experienced service interruptions in the past and may experience service interruptions or system failures in the future. Any unscheduled service interruption adversely affects our ability to operate our business and could result in an immediate loss of revenues. If we experience frequent or persistent system or network failures, our reputation could be permanently harmed. We may need to make significant capital expenditures to increase the reliability of our systems, however, these capital expenditures may not achieve the results we expect.

 Excessive customer churn may adversely affect our financial performance by slowing customer growth, increasing costs and reducing revenues.

 The successful implementation of our business plan depends upon controlling customer churn. Customer churn is a measure of customers who cancel their services agreement. Customer churn could increase as a result of:

•	interruptions to the delivery of services to customers over our network;

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•	the availability of competing technology such as cable modems, DSL, third-generation cellular, satellite, wireless Internet service and other emerging technologies, some of which may be less expensive or technologically superior to those offered by us;

•	changes in promotions and new marketing or sales initiatives;

•	new competitors entering the markets in which we offer service; and

•	a reduction in the quality of our customer service billing errors.

An increase in customer churn can lead to slower customer growth, increased costs and a reduction in revenues.

 If our business strategy is unsuccessful, we will not be profitable and our stockholders could lose their investment.

There is no prior history of other companies that have successfully pursued our strategy of delivering fixed wireless bandwidth services to businesses. Many fixed wireless companies have failed and there is no guarantee that our strategy will be successful or profitable. If our strategy is unsuccessful, the value of our company may decrease and our stockholders could lose their entire investment.

We may not be able to effectively control and manage our growth which would negatively impact our operations.

If our business and markets continue to grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product and service offerings, and in integrating acquired businesses. Such events would increase demands on our existing management, workforce and facilities. Failure to satisfy increased demands could interrupt or adversely affect our operations and cause backlogs and administrative inefficiencies.

 The success of our business depends on the continuing contributions of key personnel and our ability to attract, train and retain highly qualified personnel.

We are highly dependent on the continued services of our Chairman, Philip Urso, and our President and Chief Executive Officer, Jeffrey M. Thompson. In December 2011, we amended our employment agreement with Jeffrey M. Thompson. The amendment extends the term of his employment agreement for a period of two years, commencing December 2011. We cannot guarantee that any of these persons will stay with us for any definite period. Loss of the services of any of these individuals could adversely impact our operations. We do not maintain policies of “key man” insurance on our executives.

 In addition, we must be able to attract, train, motivate and retain highly skilled and experienced technical employees in order to successfully introduce our services in new markets and grow our business in existing markets. Qualified technical employees often are in great demand and may be unavailable in the time frame required to satisfy our business requirements. We may not be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of technical personnel or our inability to hire or retain sufficient technical personnel at competitive rates of compensation could impair our ability to successfully grow our business and retain our existing customer base.

 We could encounter difficulties integrating acquisitions which could result in substantial costs, delays or other operational or financial difficulties.

 Over the past two years, we have completed five acquisitions.  We may seek to acquire other fixed wireless businesses, including those operating in our current business markets or those operating in other geographic markets. We cannot accurately predict the timing, size and success of our acquisition efforts and the associated capital commitments that might be required. We expect to encounter competition for acquisitions which may limit the number of potential acquisition opportunities and may lead to higher acquisition prices. We may not be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, without substantial costs, delays or other operational or financial difficulties.

In addition, such acquisitions involve a number of other risks, including:

•	failure of the acquired businesses to achieve expected results;

•	integration difficulties could increase customer churn and negatively affect our reputation;

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•	diversion of management’s attention and resources to acquisitions;

•	failure to retain key personnel of the acquired businesses;

•	disappointing quality or functionality of acquired equipment and personnel; and

•	risks associated with unanticipated events, liabilities or contingencies.

The inability to successfully integrate and manage acquired companies could result in the incurrence of substantial costs to address the problems and issues encountered.

Our inability to finance acquisitions from cash flow generated from operations, debt financing, or shares of our common stock could impair the growth and expansion of our business.

The extent to which we will be able or willing to use shares of our common stock to consummate acquisitions will depend on (i) the market value of our securities which will vary, (ii) liquidity which can fluctuate, and (iii) the willingness of potential sellers to accept shares of our common stock as full or partial payment for their business. Using shares of our common stock for acquisitions may result in significant dilution to existing stockholders. To the extent that we are unable to use common stock to make future acquisitions, our ability to grow through acquisitions may be limited by the extent to which we are able to raise capital through debt or equity financings. We may not be able to obtain the necessary capital to finance any acquisitions. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of expansion or redirect resources committed to internal purposes. Our inability to use shares of our common stock to make future acquisitions may hinder our ability to actively pursue our acquisition program.

We rely on a limited number of third party suppliers that manufacture network equipment, and install and maintain our network sites. If these companies fail to perform or experience delays, shortages or increased demand for their products or services, we may face shortage of components, increased costs, and may be required to suspend our network deployment and our service introduction.

We depend on a limited number of third party suppliers to produce and deliver products required for our networks. We also depend on a limited number of third parties to install and maintain our network facilities. We do not maintain any long term supply contracts with these manufacturers. If a manufacturer or other provider does not satisfy our requirements, or if we lose a manufacturer or any other significant provider, we may have insufficient network equipment for delivery to customers and for installation or maintenance of our infrastructure. Such developments could force us to suspend the deployment of our network and the installation of new customers, thus impairing future growth.

If our data security measures are breached, customers may perceive that our network is not secure which may adversely affect our ability to attract and retain customers and expose us to liability.

 Network security and the authentication of a customer’s credentials are designed to protect unauthorized access to data on our network. Because techniques used to obtain unauthorized access to or to sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate or implement adequate preventive measures against unauthorized access or sabotage. Consequently, unauthorized parties may overcome our encryption and security systems, and obtain access to data on our network. In addition, because we operate and control our network and our customers’ Internet connectivity, unauthorized access or sabotage of our network could result in damage to our network and to the computers or other devices used by our customers. An actual or perceived breach of network security, regardless of whether the breach is our fault, could harm public perception of the effectiveness of our security measures, adversely affect our ability to attract and retain customers, expose us to significant liability and adversely affect our business prospects.

The delivery of our services could infringe on the intellectual property rights of others which may result in costly litigation and, if we do not prevail, could also cause us to pay substantial damages and prohibit us from selling our services.

 Third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages, including damages for past infringement if it is ultimately determined that our services infringe a third party’s proprietary rights. Further, we may be prohibited from selling or providing some of our services before we obtain additional licenses, which, if available at all, may require us to pay substantial royalties or licensing fees. Even if claims are determined to be without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from our other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our business to be harmed and our stock price to decline.

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Risks Related to Shared Wireless Infrastructure

Since 2010, the Company has been exploring opportunities to leverage its fixed wireless network in major urban markets to provide other wireless technology solutions and services.  Over the past few years, a significant increase in mobile data generated by smartphones, tablets, and other devices has placed tremendous demand on the networks of the carriers.  This has caused the carriers to explore a wide range of solutions including (i) acquiring additional spectrum, (ii) employing Wi-Fi to offload data traffic, and (iii) utilizing small cell technologies to increase capacity in dense urban areas.  During this period, the Company has incurred various costs related to identifying possible new solutions and services.  These costs included (a) rent payments under lease agreements which provide the right to install wireless technology equipment on street level rooftops, (b) construction of a carrier-class network to offload data traffic, and (c) installation of relay Points of Presence (“PoPs”) to connect its offload network to its fixed wireless network.  We entered into the lease agreements and commenced these capital projects for the purpose of securing capacity that we believe we needed to maintain our competitive advantage in the wireless industry. In recent months, the Company has concluded that the wireless communications industry is experiencing a fundamental shift from its current, macro-cellular architecture to hyper-densified Small Cell architecture where existing cell sites will be supplemented by many smaller base stations operating near street level.  The Company also believes that Wi-Fi will be an integral component of Small Cell architecture.

In January 2013, the Company incorporated a wholly-owned subsidiary, Hetnets Tower Corporation (“Hetnets”).   The Company plans to transfer certain assets to Hetnets to support the operation of a shared wireless infrastructure business.  Hetnets plans to generate rental income from four separate sources including (i) rental of space on street level rooftops for the installation of customer owned Small Cells which includes Wi-Fi antennae, DAS, and Metro and Pico cells, (ii) rental of a channel on Hetnets’ Wi-Fi network for the offloading of mobile data, (iii) rental of cabinets, switch ports, interconnection services, including backhaul or transport, and (iv) rental of power and power backup.

The Company has determined that Hetnets represents a new business segment.  Beginning in 2013, the Company will provide segment financial reporting for two business segments which will be referred to as (i) Fixed Wireless Services, and (ii) Shared Wireless Infrastructure.

Risks associated with Hetnets and its focus on shared wireless infrastructure include:

We have no experience operating a shared wireless infrastructure company.

Our newly formed subsidiary, Hetnets, has not had any experience operating as a shared wireless infrastructure enterprise. We may decide to operate Hetnets as a stand-alone business with its own management and board. For the near term, the management and board of directors are expected to be composed entirely of Towerstream officers and directors which could raise conflicts of interest.

There is no assurance that we will be able to execute our business plan for Hetnets. We may not be able to operate Hetnets successfully, including generating revenues and achieving profitability. We expect to transfer approximately $17 million in equipment to Hetnets to support its shared wireless infrastructure operations. We expect to incur capital expenses in 2013 and incur substantial operating expenses as we pursue our business strategy for Hetnets.

Hetnets is a new, untested business model that is similar to, yet different than, many traditional tower companies and for this reason is subject to many risks of tower companies and other risks which may not presently be known. If we are unable to execute our business strategy and grow Hetnets, or are unable to attract customers or capital either as a result of the risks identified herein or for any other reason, our business, results of operations, and financial condition could be materially and adversely affected and we may be forced to terminate operations related to Hetnets, which could have a material adverse effect on the business, results of operations and financial condition of the Company as a whole.

Hetnets has no operating history as a separate company, and this lack of experience may impede our ability to successfully manage the Hetnets business.

Key members of our management team responsible for leadership roles in the Hetnets business have no experience operating a business that is solely engaged in the shared wireless infrastructure business. We do not believe there is any existing business that is dedicated primarily to establishing a dominant position in shared wireless infrastructure to be offered for use by others and as such both management and the business face uncertain risks. Hetnets has no operating history as a separate company. We cannot assure you that our past experience will be sufficient to successfully operate Hetnets as a separate business.

For a period of time, we will utilize shared resources of Towerstream for Hetnets’ business and operations. If our management, sales, finance and accounting staff is unable for any reason to respond adequately to the increased demands that will result from separate operations, we may be forced to incur additional administrative and other costs to avoid experiencing deficiencies or material weaknesses in our disclosure controls and procedures or our internal control over financial reporting. We have not yet established processes or procedures for operating Hetnets as a separate business unit.

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We may be unable to successfully execute any of the business opportunities we have identified for Hetnets to pursue.

In order for Hetnets to pursue business opportunities, we will need to build an effective company infrastructure and establish operational capabilities, including investing additional capital including a portion of the proceeds of our February 2013 equity offering. Our ability to do any of these actions successfully could be affected by any one or more of the following factors:

•	the ability of Hetnets equipment, our equipment suppliers or our service providers to perform as we expect;

•	the ability of Hetnets to grow and integrate new Small Cell antennae and shared wireless networks into our business;

•	the ability of Hetnets to identify suitable locations and then negotiate acceptable agreements with building owners so that it can establish new rooftop locations;

•	the ability of Hetnets to effectively manage the growth and expansion of its business operations without incurring excessive costs, high employee turnover or damage to business relationships;

•	the ability of Hetnets to attract and retain qualified personnel which may be affected by the significant competition in our industry for individuals experienced in network operations and engineering;

•	the ability of Hetnets to accurately predict and respond to the rapid technological changes in its industry and the evolving demands of the markets it serves and plans to serve; and

•	our ability to raise additional capital to fund Hetnet’s growth and to support its operations until it reaches profitability.

The failure of Hetnets to adequately address any one or more of the above factors could have a significant adverse impact on its ability to execute its business plan and may adversely affect its and our business, results of operations and financial condition.

Many of the potential customers of Hetnets, who have substantially greater assets than the Company, may invest in developing their own shared or dedicated wireless infrastructure, with equipment, vendors or service providers that may be superior to ours, which could have a material adverse effect on Hetnets and our business, results of operations and financial condition. Our competition may include businesses that are also potential customers of Hetnets.

Hetnets will likely require additional capital for continued growth, and its growth may be slowed if it does not have sufficient capital.

The continued growth and operation of Hetnets likely will require additional funding for working capital, the continual need for enhancement and upgrade of networks, the build-out of infrastructure to expand coverage, and possible acquisitions. Such funding may not be available when needed in adequate amounts or on acceptable terms, if at all. To execute the Hetnets business strategy, we may issue additional equity securities in public or private offerings, Additionally, Hetnets may raise capital independently of the Company, and potentially at a price lower than the market price or book value at the time of issuance. Any of such issuances may result in substantial dilution to existing shareholders. Similarly, we may seek debt financing and may be forced to incur interest expense. If we cannot secure sufficient funding for Hetnets, we may be forced to forego strategic opportunities for Hetnets or otherwise or delay, scale back or eliminate network deployments, operations, acquisitions, and other investments, which could have a material adverse effect on our business, results of operations and financial condition.

Our plans for Hetnets may include financing or joint ventures on a stand-alone basis or a spinoff of all or a portion of the ownership of Hetnets.

Our plans for Hetnets may include financing for Hetnets on a stand-alone basis, joint venture arrangements with strategic partners for financial investors, spinning all or a portion of Hetnets off to our stockholders, or a public offering of a portion of the equity of Hetnets, although such actions have not yet been approved by the Company and may change.

Any of such actions ultimately may have a material adverse effect on our business, results of operations, and financial condition.

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We depend on the continued availability of leases for our Hetnets shared wireless infrastructure business.

We intend to seek to obtain five year initial terms for our leases with renewal options of three to five years each, although there can be no assurance that we will be able to do so. Such renewal options are exercisable generally at our discretion before the expiration of the current term. If these leases are terminated or if the owners of these structures are unwilling to continue to enter into leases with us in the future, we could be forced to seek alternative arrangements with other building owners. If we are unable to continue to renew or replace our shared wireless infrastructure leases on satisfactory terms, Hetnets’ and our business, results of operations and financial condition could be materially and adversely affected.

Due to the long-term purchasing cycle of the expected customers for our wireless network infrastructure, we may face delays related to contract approvals, the adoption of new wireless technologies such as Small Cell, and our acceptance by large organizations as a participation in the industry as a new entrant offering services similar to competitors with significantly greater resources and scope of services (geographic and otherwise); Our expectations for revenues include a limited number of large companies, such as major telecom providers and carriers, internet, cellular and data providers, which may experience approval delays resulting from the timeliness of decisions, commitments and contract approvals or outright refusals from such organizations; Our growth will also be subject to the risk associated with the creditworthiness and financial strength of customers for our shared wireless infrastructure.

We expect long lead times from our prospective customers prior to establishing predictable revenues for our Hetnets business, due to the long-term nature of purchasing and commitment decisions of large organizations. We also expect to experience delays in converting our trials and offerings into commitments from our prospective customers. The nature and duration of adoption and commitment delays is unpredictable. We depend on the willingness of our prospective customers to transact business with a new entrant in the tower industry offering shared wireless infrastructure, which technologies have not been fully proven or adopted by the industry. In addition we are and will continue to be subject to the continued financial strength and creditworthiness of our customers. Wireless service providers and other prospective customers operate with substantial leverage and have in the past filed for bankruptcy. As a small company, we may be more vulnerable than larger companies to client credit issues, payment delays and bankruptcies. In economic down cycles, necessary capital raising activities by our customers may be thwarted and cause further delays or impact new technology deployment, which could impact us. Each of the foregoing factors could have a material adverse effect on our business, results of operations or financial condition.

Hetnets will rely on a limited number of third party suppliers that manufacture carrier-class shared wireless infrastructure equipment, and install and maintain its wireless infrastructure. If these companies fail to perform or experience delays, shortages or increased demand for their products or services, we may face a shortage of components, increased costs, and may be required to suspend our business expansion.

Hetnets depends on a limited number of third party suppliers for carrier-class equipment required for its shared wireless infrastructure. It also depends on a limited number of third parties to install and maintain its infrastructure equipment. Hetnets does not maintain any long term supply contracts with these manufacturers. If a manufacturer or other provider does not satisfy Hetnets’ requirements, or if it loses a manufacturer or any other significant provider, Hetnets may have insufficient equipment for installation or maintenance of infrastructure. Such developments could force it to suspend the deployment of its shared wireless infrastructure and may impair its growth. This could have a material adverse effect on Hetnets’ and our business, results of operations and financial condition.

If data security measures employed by Hetnets are breached, customers may perceive that its shared wireless infrastructure is not secure which may adversely affect its ability to attract and retain customers and expose Hetnets to liability.

Wireless infrastructure security and the authentication of customer credentials are designed to protect unauthorized access to data on our shared wireless infrastructure. Because techniques used to prevent unauthorized access to or to sabotage wireless infrastructure change frequently and may not be recognized until launched against a target, Hetnets may be unable to anticipate or implement adequate preventive measures against unauthorized access or sabotage. Consequently, unauthorized parties may overcome Hetnets’ encryption and security systems, and gain access to data on its wireless infrastructure. In addition, because Hetnets operates and controls its shared wireless infrastructure and our customers’ Internet connectivity, unauthorized access or sabotage of the Hetnets shared wireless infrastructure could result in damage to Hetnets’ shared wireless infrastructure and to the computers or other devices used by its customers. An actual or perceived breach of shared wireless infrastructure security, regardless of whether the breach is the fault of Hetnets, could harm public perception of the effectiveness of its security measures, adversely affect its ability to attract and retain customers, expose it to significant liability and adversely affect its business prospects. This could have a material adverse effect on Hetnets’ and, accordingly, our business, results of operations and financial condition.

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The technology used by Hetnets to develop and/or operate its shared wireless infrastructure may infringe on the intellectual property rights of others which may result in costly litigation and, if Hetnets does not prevail, could also cause Hetnets to pay substantial damages and/or prohibit it from maintaining our shared wireless infrastructure.

Third parties may assert infringement or other intellectual property claims against Hetnets related to its trademarks, services or the technology it uses or may use in the future to develop and/or operate its shared wireless infrastructure. Hetnets may have to pay substantial damages, including damages for past infringement, if it is ultimately determined that the shared wireless infrastructure infringe a third party’s proprietary rights. Further, it may be prohibited from maintaining the infringing shared wireless infrastructure or portions thereof or be required to pay substantial royalties or licensing fees to maintain it. Even if claims are determined to be without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from our other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against it could materially and adversely affect its and our business, results of operations and financial condition. We do not maintain insurance coverage for intellectual property claims nor have we established any reserves for potential intellectual property claims.

Hetnets may experience difficulties in constructing, upgrading and maintaining its shared wireless infrastructure which could impair its ability to provide services to its customers and may reduce its revenues.

Hetnets’ success depends on developing and providing services that give customers access to high quality shared wireless infrastructure. If the number of customers using its shared wireless infrastructure increases, it will require more infrastructure and network resources to maintain the quality of its services. Consequently, it may be required to make substantial investments to improve its facilities and equipment, and to upgrade its technology and infrastructure. If Hetnets does not implement these developments successfully, or experiences inefficiencies, operational failures or unforeseen costs during implementation, the quality of its shared wireless infrastructure could decline.

Hetnets may experience quality deficiencies, cost overruns and delays in implementing its shared wireless infrastructure, improvements and expansion and in maintenance and upgrade projects, including the portions of those projects not within its control or the control of its contractors. The development of shared wireless infrastructure may require securing permits and approvals from numerous governmental bodies including municipalities and zoning boards. Such bodies often limit the installation of rooftop and similar transmission equipment. Failure to receive approvals in a timely fashion can delay system rollouts and raise the cost of completing projects. In addition, Hetnets typically is required to obtain rights from building owners to install its antennae and other shared wireless infrastructure essential equipment. We may not be able to obtain, on terms acceptable to us, or at all, the rights necessary to install, expand, upgrade or maintain our shared wireless infrastructure. A failure in any of these areas could materially and adversely affect Hetnets’ and our business, results of operations and financial condition.

Hetnets will rely on the availability of backhaul services from Towerstream and others to support our shared wireless infrastructure.

Hetnets will rely on the availability of backhaul services from Towerstream and others to support its shared wireless infrastructure. Any delay or failure regarding the availability of backhaul services from Towerstream could have a material adverse effect on the operation of Hetnets’ or the costs incurred to operate its shared wireless infrastructure if it is required to obtain backhaul services from other providers or if such services otherwise are unavailable. This could have a material adverse effect on Hetnets’ and our business, results of operations and financial condition.

Hetnets utilizes unlicensed spectrum in all of its markets, which is subject to intense competition, low barriers of entry and slowdowns due to multiple users.

Hetnets’ shared wireless infrastructure presently utilizes unlicensed spectrum in all of its markets. Unlicensed or “free” spectrum is available to multiple users and may suffer bandwidth limitations, interference and slowdowns if the number of users exceeds traffic capacity. The availability of unlicensed spectrum is not unlimited and others do not need to obtain permits or licenses to utilize the same unlicensed spectrum that we currently or may utilize in the future. The inherent limitations of unlicensed spectrum could potentially threaten our ability to reliably maintain our shared wireless infrastructure. Moreover, the prevalence of unlicensed spectrum creates low barriers of entry in our industry which naturally creates the potential for increased competition for network availability, which could have a material and adverse effect on Hetnets’ and our business, results of operations and financial condition.

Regulation of the unlicensed spectrum used by Hetnets could have an adverse effect.

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If the FCC or another governing agency determines to regulate the unlicensed spectrum that we presently use, then the additional regulations and costs could have a material adverse affect on Hetnets’ and our business, results of operations and financial condition.

Interruption or failure of its shared wireless infrastructure systems could damage Hetnets’ reputation and adversely affect its operating results.

The business of Hetnets depends on the continuing operation of its shared wireless infrastructure systems with minimal interruptions of service. Hetnets may experience service interruptions or system failures in the future. Any service interruption could adversely affect its customers’ ability to operate their businesses and could result in their immediate loss of revenues. If Hetnets experiences frequent or persistent infrastructure failures, its reputation could be permanently harmed and customers may be reluctant to contract with it for access to its shared wireless infrastructure. Hetnets may need to make significant capital expenditures to increase the reliability of its shared wireless infrastructure and it may not have sufficient funds to cover such expenditures. This could have a material and adverse effect on its and our business, results of operations, and financial condition.

A small number of customers could account for a significant portion of Hetnets’ revenue. The loss or significant reduction in business from one or more of its large customers could significantly harm its business, financial condition, and results of operations.

Hetnets currently expects to depend upon a relatively small number of potential customers for a significant percentage of its revenue which is expected to constitute a significant and growing portion of our revenues on a consolidated basis. As a result, its business, financial condition and results of operations could be adversely affected if it loses one or more of its larger customers, if such customers significantly reduce their business with Hetnets, if they fail to make payments or delay making payments or if Hetnets chooses not to enforce, or to enforce less vigorously, any rights that it may have now or in the future against these significant customers because of its desire to maintain its relationship with them.

Hetnets faces competition for rooftop space and may be unable to lease rooftop space, renew existing leases for rooftop space or re-lease rooftop space as leases expire, which may adversely affect its business, results of operations, and financial condition.

Hetnets competes with numerous broadband, Wi-Fi, cellular, commercial and other wireless network operators, many of whom desire rooftop locations similar to ours in the same markets, as well as various other public and privately held companies that may provide rooftop utilization as part of a more expansive managed services offering. In addition, Hetnets may face competition from new entrants into the wireless network market. Some of Hetnets’ competitors may have significant advantages over us, including longer operating histories, lower operating costs, pre-existing relationships with current or potential landlords, greater financial, marketing and other resources, and access to less expensive power. These advantages could allow its competitors to respond more quickly to strategic opportunities or changes in its industries or markets. If Hetnets is unable to compete effectively, it may lose existing or potential rooftop locations, incur costs to improve its locations or be forced to reduce the coverage of our shared wireless infrastructure.

Third party landlords may not renew their leases following expiration. While historically our shared wireless infrastructure business has retained a significant number of its third party leased space, including those leased on a month-to-month basis, upon expiration landlords may elect to not renew their leases or renew their leases at higher rates, or for shorter terms. If Hetnets is unable to successfully renew or continue its third party leases on the same or more favorable terms or lease other comparable space when such leases expire, Hetnets’ and our business, results of operations, and financial condition could be adversely affected.

A substantial portion of the shared wireless infrastructure of Hetnets presently is located in a limited geographic area, which makes it more susceptible to localized catastrophic weather events.

Hetnets shared wireless infrastructure presently is geographically concentrated in just five metropolitan areas. As such, it is susceptible to a natural disaster or an oversupply of, or decrease in demand for, shared wireless infrastructure in these markets, and its business could be adversely affected to a greater extent than if its shared wireless infrastructure was diversified geographically.

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Any failure of its shared wireless infrastructure could cause Hetnets to incur significant costs.

Hetnets’ business depends on providing highly reliable shared wireless infrastructure services to its customers. The physical infrastructure may fail for a number of reasons, including:

•	human error;

•	unexpected equipment failure;

•	power loss or telecommunications failures;

•	improper building maintenance by landlords in the buildings where it maintains antennae;

•	fire, tropical storm, hurricane, tornado, flood, earthquake and other natural disasters;

•	water damage;

•	war, terrorism and any related conflicts or similar events worldwide; and

•	sabotage and vandalism.

If, as a result of any of these events, or other similar events beyond its control there is an infrastructure failure, and it is not corrected immediately, Hetnets ultimately may suffer a loss of revenue which could materially and adversely affect Hetnets’ and our business, results of operations, and financial condition.

Hetnets may have difficulty managing its growth.

Hetnets intends to rapidly expand its shared wireless infrastructure significantly. This, in turn, will require it to increase significantly the number of its employees and, consequently, the entire size of Hetnets. Its growth may also significantly strain its management, operational and financial resources and systems. An inability to manage growth effectively or the increased strain on its management, resources and systems could materially adversely affect its business, results of operations, and financial condition.

To fund its growth strategy, Hetnets will depend on external sources of capital, which may not be available to it on commercially reasonable terms or at all.

It is likely that Hetnets will not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, Hetnets likely will rely on third-party capital markets sources for debt or equity financing to fund its growth strategy. In addition, it may need third-party capital markets sources to refinance any indebtedness at maturity. Continued or increased turbulence in the U.S. and other financial markets and economies may adversely affect its ability to access the capital markets to meet liquidity and capital expenditure requirements and may result in adverse effects on its business, results of operations, and financial condition. As such, we may not be able to obtain the financing on favorable terms or at all. Our access to third-party sources of capital also depends, in part, on:

•	the market’s perception of Hetnets’ growth potential;

•	Hetnets’ then current debt levels; and

•	the market price per share of our common stock.

The loss of any of our key personnel devoted to Hetnets, including executive officers or key sales associates, could adversely affect Hetnets’ and our business, financial condition and results of operations.

The success of Hetnets will continue to depend to a significant extent on its executive officers and key sales personnel. Each of its executive officers has a national or regional industry reputation that attracts business and investment opportunities. The loss of key sales personnel could hinder its ability to continue to benefit from existing and potential customers. We cannot provide any assurance that Hetnets will be able to retain its current executive officers or key sales personnel. The loss of any of these individuals could materially and adversely affect its and our business, results of operations, and financial condition.

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An economic or industry slowdown may materially and adversely affect the Hetnets business.

Slowdowns in the economy or in the wireless or broadband industry may impact the demand for access to Hetnets shared wireless infrastructure. Users may reduce the amount of bandwidth that they purchase from wireless network operators during economic downturns which may adversely affect the rents Hetnets expects to receive from our customers. An economic or industry slowdown may cause other businesses or industries to delay or abandon implementation of new systems and technologies, including shared wireless infrastructure services. Further, political uncertainties, including acts of terrorism and other unforeseen events, may impose additional risks upon and materially and adversely affect the wireless or broadband industry generally and, in turn, the Hetnets business.

Hetnets operates in a rapidly evolving industry which makes it difficult to forecast its future prospects as its shared wireless infrastructure, or portions thereof, may become obsolete and it may not be able to develop replacement infrastructure on a timely basis or at all.

The wireless services industry is characterized by rapid technological change, competitive pricing, frequent new service introductions, and evolving industry standards and regulatory requirements. We believe that the success of Hetnets depends on its ability to anticipate and adapt to these challenges and to offer competitive shared wireless infrastructure opportunities on a timely basis. We face a number of difficulties and uncertainties such as:

•	competition from service providers using more efficient, less expensive technologies including products not yet invented or developed;

•	responding successfully to advances in competing technologies in a timely and cost-effective manner;

•	migration toward standards-based technology, which may require substantial capital expenditures; and

•	existing, proposed or undeveloped technologies that may render our wireless network assets less profitable or obsolete.

Risks Relating to the Wireless Industry

An economic or industry slowdown may materially and adversely affect our business.

 Slowdowns in the economy or in the wireless or broadband industry may impact demand for our services. Customers may reduce the amount of bandwidth that they purchase from us during economic downturns which will directly affect our revenues and operating results. An economic or industry slowdown may cause other businesses or industries to delay or abandon implementation of new systems and technologies, including wireless broadband services. Further, political uncertainties, including acts of terrorism and other unforeseen events, may impose additional risks upon and adversely affect the wireless or broadband industry generally, and our business, specifically.

We operate in an evolving industry which makes it difficult to forecast our future prospects as our services may become obsolete and we may not be able to develop competitive products or services on a timely basis or at all.

The broadband and wireless services industries are characterized by rapid technological change, competitive pricing, frequent new service introductions, and evolving industry standards and regulatory requirements. We believe that our success depends on our ability to anticipate and adapt to these challenges and to offer competitive services on a timely basis. We face a number of difficulties and uncertainties such as:

•	competition from service providers using more efficient, less expensive technologies including products not yet invented or developed;

•	responding successfully to advances in competing technologies in a timely and cost-effective manner;

•	migration toward standards-based technology, which may require substantial capital expenditures; and

•	existing, proposed or undeveloped technologies that may render our wireless network assets less profitable or obsolete.

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As the services offered by us and our competitors develop, businesses and consumers may not accept our services as a commercially viable alternative to other means of delivering wireless broadband services. As a result, our services may become obsolete and we may be unable to develop competitive products or services on a timely basis, or at all.

We are subject to extensive regulation that could limit or restrict our activities. If we fail to comply with these regulations, we may be subject to penalties, both monetary and non-monetary, which may adversely affect our financial condition and results of operations.

Our business activities, including the acquisition, lease, maintenance and use of spectrum licenses, are extensively regulated by federal, state and local governmental authorities. A number of federal, state and local privacy, security, and consumer laws also apply to our business. These regulations and their application are subject to continuous change as new legislation, regulations or amendments to existing regulations are periodically implemented by governmental or regulatory authorities, including as a result of judicial interpretations of such laws and regulations. Current regulations directly affect the breadth of services we are able to offer and may impact the rates, terms and conditions of our services. Regulation of companies that offer competing services such as cable and DSL providers, and telecommunications carriers also affects our business.

We are currently not required to register with the Universal Service Administrative Company (“USAC”) as a seller of telecommunications, nor are we required to collect Universal Service Fund (“USF”) fees from our customers or to pay USF fees directly. In October 2011, the FCC adopted an Order dramatically changing the USF program. In the next few months, the FCC is also expected to address USF contribution reform. It is possible that the FCC could adopt new regulations requiring broadband service providers to register and pay USF fees. If the FCC were to implement such a change, we would likely be obligated to pay USF fees on some or all of our gross revenues.

In addition, the FCC or other regulatory authorities could restrict our ability to manage customers’ use of our network, thereby limiting our ability to prevent or address customers’ excessive bandwidth demands. To maintain the quality of our network and user experience, we may manage the bandwidth used by our customers’ applications, in part by restricting the types of applications that may be used over our network. If the FCC or other regulatory authorities were to adopt regulations that constrain our ability to employ bandwidth management practices, excessive use of bandwidth-intensive applications would likely reduce the quality of our services for all customers. Such decline in the quality of our services could harm our business.

 The breach of a license or applicable law, even if accidentally, can result in the revocation, suspension, cancellation or reduction in the term of a license or the imposition of fines. In addition, regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where we already have rights to licensed spectrum. In order to promote competition, licenses may also require that third parties be granted access to our bandwidth, frequency capacity, facilities or services. We may not be able to obtain or retain any required license, and we may not be able to renew a license on favorable terms, or at all.

Wireless broadband services may become subject to greater state or federal regulation in the future. The scope of the regulations that may apply to companies like us and the impact of such regulations on our competitive position are presently unknown and could be detrimental to our business and prospects.

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Risks Relating to Our Organization

  Our certificate of incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders which could adversely affect the rights of the holders of our common stock.

  Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to such holders (i) the preferred right to our assets upon liquidation, (ii) the right to receive dividend payments before dividends are distributed to the holders of common stock and (iii) the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing common stockholders.

Any of the actions described in the preceding paragraph could significantly adversely affect the investment made by holders of our common stock. Holders of common stock could potentially not receive dividends that they might otherwise have received. In addition, holders of our common stock could receive less proceeds in connection with any future sale of the Company, whether in liquidation or on any other basis.

Our officers and directors own a substantial amount of our common stock and, therefore, exercise significant control over our corporate governance and affairs which may result in their taking actions with which other shareholders do not agree.

  Our executive officers and directors, and entities affiliated with them, control approximately 11% of our outstanding common stock (including shares of common stock underlying exercisable stock options). These shareholders, if they act together, may be able to exercise substantial influence over the outcome of all corporate actions requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions, which may result in corporate action with which other shareholders do not agree. This concentration of ownership may also have the effect of delaying or preventing a change in control which might be in other shareholders’ best interest but which might negatively affect the market price of our common stock.

  We are subject to extensive financial reporting and related requirements for which our accounting and other management systems and resources may not be adequately prepared.

  We are subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. These reporting and other obligations will place significant demands on our management, administrative, operational and accounting resources. We anticipate that we may need to (i) upgrade our systems, (ii) implement additional financial and management controls, reporting systems and procedures, (iii) implement an internal audit function, and (iv) hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective manner, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal controls could have a negative impact on our ability to manage our business and on our stock price.

We may be at risk to accurately report financial results or detect fraud if we fail to maintain an effective system of internal controls.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report that contains an assessment by management on the Company’s internal control over financial reporting in their annual and quarterly reports on Form 10-K and 10-Q. While we are consistently working on improvements and conducting rigorous reviews of our internal controls over financial reporting, our independent auditors may interpret Section 404 requirements and apply related rules and regulations differently. If our independent auditors are not satisfied with our internal control over financial reporting or with the level at which it is documented, operated or reviewed, they may decline to accept management’s assessment and not provide an attestation report on our internal control over financial reporting. Additionally, if we are not able to meet all the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC.

We cannot assure you that significant deficiencies or material weaknesses in our disclosure controls and internal control over financial reporting will not be identified in the future. Also, future changes in our accounting, financial reporting, and regulatory environment may create new areas of risk exposure. Failure to modify our existing control environment accordingly may impair our controls over financial reporting and cause our investors to lose confidence in the reliability of our financial reporting, which may adversely affect our stock price.

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Risks Relating to Our Common Stock

   We may fail to qualify for continued listing on the NASDAQ Capital Market which could make it more difficult for investors to sell their shares.

  In May 2007, our common stock was approved for listing on the NASDAQ Capital Market and our common stock continues to be listed on the NASDAQ Capital Market. There can be no assurance that trading of our common stock on such market will be sustained or that we can meet NASDAQ’s continued listing standards. In the event that our common stock fails to qualify for continued inclusion, our common stock could thereafter only be quoted on the OTC Bulletin Board or the “pink sheets.” Under such circumstances, shareholders may find it more difficult to sell, or to obtain accurate quotations, for our common stock, and our common stock would become substantially less attractive to certain purchasers such as financial institutions, hedge funds and other similar investors.

Our common stock may be affected by limited trading volume and price fluctuations which could adversely impact the value of our common stock.

While there has been relatively active trading in our common stock over the past twelve months, there can be no assurance that an active trading market in our common stock will either develop or be maintained. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our common stock will be stable or appreciate over time.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on an investment in our common stock is expected to be limited to an increase in the value of the common stock.

  We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition, and other business and economic factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be considered less valuable because a return on a shareholder’s investment will only occur if our stock price appreciates.

We adopted a Rights Plan in 2010 which may discourage third parties from attempting to acquire control of our company and have an adverse effect on the price of our common stock.

  In November 2010, we adopted a rights plan (the “Rights Plan”) and declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock as of the record date on November 14, 2010. Each right, when exercisable, entitles the registered holder to purchase one-hundredth (1/100th) of a share of Series A Preferred Stock, par value $0.001 per shares of the Company at a purchase price of $18.00 per one-hundredth (1/100th) of a share of the Series A Preferred Stock, subject to certain adjustments. The rights will generally separate from the common stock and become exercisable if any person or group acquires or announces a tender offer to acquire 15% or more of our outstanding common stock without the consent of our board of directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our board of directors, our Rights Plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our board of directors. In addition, we are governed by provisions of Delaware law that may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us.

  The provisions in our charter, bylaws, Rights Plan and under Delaware law related to the foregoing could discourage takeover attempts that our stockholders would otherwise favor, or otherwise reduce the price that investors might be willing to pay for our common stock in the future.

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  DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the documents that we incorporate by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

Forward-looking statements in this prospectus, including without limitation, statements related to our plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the following: (i) our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion; (ii) our plans and results of operations will be affected by our ability to manage growth and competition; and (iii) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission (the “SEC”).

In some cases, you can identify forward-looking statements by terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘could,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ ‘‘potential,’’ or ‘‘continue’’ or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We are under no duty to update any of the forward-looking statements after the date of this report.

Factors that might affect our forward-looking statements include, among other things:

●	overall economic and business conditions;

●	the demand for our goods and services;

●	competitive factors in the industries in which we compete;

●	emergence of new technologies which compete with our service offerings;

●	changes in tax requirements (including tax rate changes, new tax laws and revised tax law interpretations);

●	the outcome of litigation and governmental proceedings;

●	interest rate fluctuations and other changes in borrowing costs;

●	other capital market conditions, including availability of funding sources;

●	potential impairment of our indefinite-lived intangible assets and/or our long-lived assets; and

●	changes in government regulations related to the broadband and Internet protocol industries.

USE OF PROCEEDS

The net proceeds from any disposition of the shares covered hereby would be received by the selling stockholders. We will not receive any of the proceeds from any such sale of the common stock offered by this prospectus.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the selling stockholders, to sell, from time to time, up to 433,673 shares of our common stock.  All of the common stock offered by this prospectus may be offered by the selling stockholders for their own account. We will receive no proceeds from any such sale of these shares by the selling stockholders.

On August 9, 2012, we entered into An Agreement of Merger and Plan of Reorganization (the “Agreement”), pursuant to which on February 28, 2013, a wholly-owned subsidiary of ours was merged with and into Franklin Group, Inc. d/b/a Delos Internet (“Delos”) with Delos becoming a wholly-owned subsidiary of ours. Pursuant to the Agreement, we paid a total consideration of $1,500,000 (subject to adjustment as set forth in the Agreement), which consisted of a total of $225,000 in cash paid to the stockholders of Delos pro rata in accordance with their ownership interests in Delos as of the closing date of the merger and the remainder was paid by issuing a total of 433,673 shares of our common stock of which a total of 127,551 shares are being held in escrow to secure any claims that may arise with respect to (x) post-closing adjustments under the Agreement and (y) representations, warranties, covenants or indemnification obligations of the company or the stockholders pursuant to the Agreement.

Selling Stockholders Table

The following table sets forth information with respect to our common stock known to us to be beneficially owned by the selling stockholders as of March 14, 2013. To our knowledge, the selling stockholders have sole voting and investment power over the common stock listed in the table below. Except as otherwise disclosed herein, the selling stockholders, to our knowledge, have not had a material relationship with us during the three years immediately preceding the consummation of the private placement.

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			Common
	Beneficial Ownership of		Stock	Beneficial Ownership
	Common Stock Prior		Saleable	of Common Stock
	to the Offering		Pursuant	After the Offering (1)
	Number of	Percent of	to This	Number of	Percent of
Name of Selling Stockholder	Shares	Class (2)	Prospectus	Shares	Class (2)
Benjamin Crawford	76,576	*	76,576	0	0
Mitchell Daszewski	76,576	*	76,576	0	0
Charles and Nora Greenwold	58,693	*	58,693	0	0
Randall Stenoien	4,928	*	4,928	0	0
Fred Perry	3,057	*	3,057	0	0
Edmund Daszewski	4,585	*	4,585	0	0
William Pfeiffer	15,285	*	15,285	0	0
Samuel and Roberta Smiley	22,927	*	22,927	0	0
Laurie Campos	13,943	*	13,943	0	0
Innovative Radiology, PA 401k
Profit Sharing Plan(3)	7,336	*	7,336	0	0
Innovative Radiology, PA(3)	21,398	*	21,398	0	0
Wayne Staton	818	*	818	0	0
Wells Fargo Bank,
National Association, as
Trustee for the
Former Stockholders of
Franklin Group, Inc.	127,551	*	127,551	0	0
Total:	433,673	*	433,673	0	0

*	Less than 1%

(1)	Assumes that all of the shares held by the selling stockholders covered by this prospectus are sold and that the selling stockholders acquire no additional shares of common stock before the completion of this offering. However, as the selling stockholders can offer all, some, or none of their common stock, no definitive estimate can be given as to the number of shares that the selling stockholders will ultimately offer or sell under this prospectus.

(2)	Calculated based on 66,355,741 shares of common stock outstanding as of March 14, 2013.

(3)	Randall A. Stenoien has voting and disposition power over these securities.

DESCRIPTION OF CAPITAL STOCK

General

The following description of common stock, together with the additional information we include in any accompanying prospectus supplements, summarizes the material terms and provisions of the common stock that we may offer under this prospectus, but is not complete. For the complete terms of our common stock, please refer to our certificate of incorporation, as amended, and which may be further amended from time to time, and our bylaws, as amended from time to time. The Delaware General Corporation Law may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement.

We have the authority to issue 100,000,000 shares of capital stock, consisting of 95,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, which can be issued from time to time by our board of directors on such terms and conditions as they may determine.

As of March 14, 2013, there were 66,355,741 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding, and we had approximately 50 holders of record of our common shares.

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Common Stock

The holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Shares of our common stock are listed on The NASDAQ Capital Market under the symbol TWER. As of March 19, 2013, the closing price of our common shares on The NASDAQ Capital Market was $2.42.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Anti-Takeover Effect of Delaware Law, Certain Charter and By-Law Provisions

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions are as follows:

•	they provide that special meetings of stockholders may be called only by a resolution adopted by a majority of our board of directors;

•	they provide that only business brought before an annual meeting by our board of directors or by a stockholder who complies with the procedures set forth in the bylaws may be transacted at an annual meeting of stockholders;

•	they provide for advance notice of specified stockholder actions, such as the nomination of directors and stockholder proposals;

•	they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors; and

•	they allow us to issue, without stockholder approval, up to 5,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of our common stock.

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a ‘‘business combination’’ with an ‘‘interested stockholder’’ for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a ‘‘business combination’’ includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an ‘‘interested stockholder’’ is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of the voting stock of a corporation.

Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

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Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the General Corporation Law of the State of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the General Corporation Law of the State of Delaware would permit indemnification.

Disclosure of SEC Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and persons controlling our Company, we understand that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and may therefore be unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; or

•	a combination of any such methods of sale.

The aggregate proceeds to the selling stockholders from any sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We would not receive any of the proceeds from any such sale.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 promulgated under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers or agents that participate in the sale of the common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling stockholders are subject to the prospectus delivery requirements of the Securities Act.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

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EXPERTS

Marcum LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, as set forth in their report, which is incorporated by reference in the prospectus and elsewhere in this registration statement. Our consolidated financial statements are incorporated by reference in reliance on Marcum LLP’s report, given on their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries, provided that Sichenzia Ross Friedman Ference LLP and/or certain members or employees of Sichenzia Ross Friedman Ference LLP beneficially own shares of the Company’s Common Stock.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (“Securities Act”), with respect to the securities covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.towerstream.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC and applicable law permits us to “incorporate by reference” into this prospectus information that we have or may in the future file with or furnish to the SEC. This means that we can disclose important information by referring you to those documents. You should read carefully the information incorporated herein by reference because it is an important part of this prospectus. We hereby incorporate by reference the following documents into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on March 18, 2013;

•	Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on March 21, 2013;

•	Our Current Report on Form 8-K filed with the SEC on February 1, 2013;

•	Our Current Report on Form 8-K filed with the SEC on February 5, 2013;

•	Our Current Report on Form 8-K filed with the SEC on March 5, 2013;

•	Our Current Report on Form 8-K filed with the SEC on March 18, 2013;

•	The description of our capital stock that is contained in our Registration Statement on Form SB-2/A, filed with the SEC on June 5, 2007.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and before the termination or completion of this offering shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to Towerstream Corporation, 55 Hammarlund Way, Middletown, Rhode Island, 02842 Attn: Chief Financial Officer, (401) 848-5848.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by Towerstream Corporation (the “Registrant” or the “Company”).  All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$137
Transfer agent’s fees and expenses	$2,500	*
Legal fees and expenses	$15,000	*
Accounting fees and expenses	$4,000	*
Miscellaneous fees and expenses	$2,500	*

Total	$24,137	*

* Estimated

Item 15.  Indemnification of Officers and Directors.

Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the General Corporation Law of the State of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the General Corporation Law of the State of Delaware would permit indemnification.

Item 16.  Exhibits.

a) Exhibits.

5.1	Opinion of Sichenzia Ross Friedman Ference LLP

23.1	Consent of Marcum LLP

23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

24.1	Power of Attorney (Incorporated by reference to the signature page of the registration page on page II-4).

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Item 17.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however , that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

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(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middletown, State of Rhode Island, on March 26, 2013.

TOWERSTREAM CORPORATION

By:	/s/ Jeffrey M. Thompson
Jeffrey M. Thompson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey M. Thompson  his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

/s/ Jeffrey M. Thompson
Jeffrey M. Thompson	Director and Chief Executive Officer	March 26, 2013
(President and Principal Executive Officer)

/s/ Joseph P. Hernon
Joseph P. Hernon	Chief Financial Officer	March 26, 2013
(Principal Financial Officer and Principal Accounting Officer)

/s/ Philip Urso
Philip Urso	Director - Chairman of the Board of Directors	March 26, 2013

/s/ Howard L. Haronian, M.D.
Howard L. Haronian, M.D.	Director	March 26, 2013

/s/ William J. Bush
William J. Bush	Director	March 26, 2013

/s/ Paul Koehler
Paul Koehler	Director	March 26, 2013

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